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                                February 19, 2004



Mr. Richard Bravman
1 Weatherstone Way
Smithtown, New York 11787

Dear Rich:

         This Letter Agreement sets forth the understanding between Symbol Technologies, Inc. (the "Company") and you regarding the termination of your employment with the Company and its affiliates.

         1. Termination of Employment. Your last day of active employment with the Company will be July 15, 2004 (the "Termination Date"). Your termination of employment will be considered without "cause" (as defined in your Employment Agreement with the Company, dated August 1, 2002 (the "Employment Agreement")). You acknowledge and agree that this Letter Agreement constitutes valid and sufficient advanced notice of your termination of employment in accordance with
Section 12(c)(3) of the Employment Agreement.

         2. Other Agreements. Except as otherwise explicitly set forth in this Letter Agreement, the Company will honor any and all obligations that it may have to you pursuant to the terms of (a) the Employment Agreement, (b) the Company's 1997 Employee Stock Option Plan (the "Option Plan"), (c) all stock option agreements entered into between you and the Company under the Option Plan ("Option Agreements") and (d) the Company's Executive Retirement Plan (the "SERP").

         3. Compensation and Related Matters.

                  (a) Compensation and Benefits during Notice Period. During the period beginning on the date hereof and ending on the Termination Date (the "Notice Period"), you shall continue to (i) receive base salary and perquisites and (ii) be eligible to participate in applicable Company employee benefit plans; in each case in accordance with the terms of the Employment Agreement.

                  (b) Bonuses. You shall receive an annual bonus with respect to calendar year 2003 to the extent provided by the Company's Executive Bonus Plan. You shall not be paid any annual bonus with respect to calendar year 2004.

                  (c) Stock Options. Options to purchase shares of the Company's common stock held by you as of the date hereof ("Options") will continue to become vested and exercisable through the Termination Date in accordance with the terms of the Option Plan and the applicable Option Agreements. All unvested and unexercised Options will expire immediately following the Termination Date. For the avoidance of doubt, if any "change in control of the Corporation" (as defined in the Employment Agreement) is consummated during the Notice Period, then as provided by Section 6(b) of the Employment Agreement all outstanding Options then held by you shall become fully vested and exercisable as of the date of such "change in control of the Corporation."

                  (d) Severance Payments. Subject to your (i) execution of a waiver and release agreement in the Company's standard form (the "Release") and
(ii) not having revoked the Release during the seven-day period immediately following the date of such execution (or any longer revocation period that may apply under applicable

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law): (x) subject to Section 6 of this Letter Agreement, the initial severance payment described in Section 12(c)(1) of the Employment Agreement (the "Initial Severance Payment") shall be payable to you promptly following the expiration of the seven-day revocation period (rather than at any time during the 90 days immediately following the Termination Date provided for in the Employment Agreement): (y) as provided in the Employment Agreement, the second severance payment described in Section 12(c)(1) of the Employment Agreement shall be payable to you on the first anniversary of the Termination Date; and (z) to the extent provided by Section 12(c)(3) of the Employment Agreement, the Company will provide you with fringe benefits (including life, health and disability insurance and the use of an automobile) for one year following the Termination Date.

                  (e) SERP. You will be entitled to receive benefits pursuant to the SERP in accordance with its terms.

         4. Duties and Responsibilities. You acknowledge and agree that, notwithstanding anything to the contrary in your Employment Agreement, during the Notice Period you shall not serve as a director or officer of the Company or any of its affiliates and that you shall perform such duties as are reasonably designated by the Company's Board of Directors or its Chief Executive Officer (including without limitation assisting the Company and its counsel in connection with any litigation, administrative process, audit, governmental investigation, or other legal or regulatory process affecting the Company or any of its affiliates).

         5. Certain Restrictive Covenants. You and the Company acknowledge and agree that, notwithstanding anything to the contrary in your Employment Agreement, the non-compete and non-solicitation periods described in Sections 10(b) and 10(c) of the Employment Agreement shall expire on July 15, 2005 (rather than 24 months following the Termination Date). You and the Company acknowledge and agree that the non-compete and non-solicitation covenants set forth in Sections 10(b) and 10(c) of the Employment Agreement (as modified herein) are reasonable and that the payments and benefits that you are entitled to receive under this Letter Agreement, the Employment Agreement and otherwise constitute good and sufficient consideration for such non-compete and non-solicitation covenants.

         6. Loans. Pursuant to the terms of the Company's outstanding loans to you (the "Loans"), you will repay all Loans (principal and accrued interest) as of the Termination Date; provided, however, that, in order to effectuate such repayment and subject to the condition subsequent that you do not revoke the Release, the Company shall apply the after-tax amount of the Initial Severance Payment (i.e., the total amount less withholding for applicable taxes) to the repayment of the Loans and shall reduce the after-tax amount payable to you pursuant to the Initial Severance Payment (if necessary, to zero) by the amount so applied to the repayment of the Loans.

         7. Non-Disclosure. You agree not to disclose the terms or existence of this agreement to any person, agency, institution, company, or other entity unless the Company provides you with advance written permission of such disclosure, provided that you may, without such permission, make such disclosures as are required by law, including disclosures to taxing agencies, and disclose the terms of this agreement to your attorney(s), accountant(s), tax advisor(s), and other professional service provider(s), as reasonably necessary, provided you instruct such person(s) that the terms of this agreement are strictly confidential and are not to be revealed to anyone else except as required by law.

                                    * * * * *

                  Please indicate your acceptance of the terms and provisions of this Letter Agreement by signing both copies of this Letter Agreement and returning one copy to me. The other copy is for your files. By signing below, you acknowledge and agree that you have carefully read this Letter Agreement in its entirety; fully



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understand and agree to its terms and provisions; and intend and agree that it be final and legally binding on you and the Company. This Letter Agreement shall be governed and construed under the internal laws of the State of New York and may be executed in several counterparts.


                                          Very truly yours,


                                          /s/ Peter M. Lieb
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                                          Peter M. Lieb
                                          SVP, General Counsel and Secretary

Agreed and Accepted:


/s/ Richard Bravman
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Richard Bravman